Exhibit 99.3
UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION
     The following unaudited combined condensed pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of DealerTrack Holdings, Inc. and subsidiaries (DealerTrack) as of and for the year ended December 31, 2005. The unaudited combined condensed pro forma balance sheet as of December 31, 2005 gives pro forma effect to the acquisition of Global Fax L.L.C. (Global Fax) as if had occurred on December 31, 2005. The unaudited combined condensed pro forma statement of operations for the year ended December 31, 2005 gives pro forma effect to the Global Fax acquisition as if it had occurred on January 1, 2005. The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.
     The unaudited combined condensed pro forma financial information reflects that the Global Fax acquisition was recorded under the purchase method of accounting. Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The preliminary allocation of the purchase price of Global Fax was based upon an estimate of the fair value of the acquired assets and liabilities in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations”.
The unaudited combined condensed pro forma balance sheet and unaudited combined condensed pro forma statement of operations and the accompanying notes thereto should be read in conjunction with the historical financial statements of DealerTrack and Global Fax and notes thereto.

DealerTrack Holdings, Inc. and Subsidiaries
UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET
As of December 31, 2005
(dollars in thousands)

	DealerTrack		Pro Forma
	Holdings, Inc.(1)	Global Fax	Acquisition
	and subsidiaries	L.L.C. (1)	Adjustments(2)		Combined
ASSETS

Cash and cash equivalents	$103,264	$867	$(24,967	)(a)	$79,164
Other current assets	24,091	884	—		$24,975
Property and equipment, and software and website development cost, net	13,654	667	—		14,321
Intangibles, net	39,550	—	13,662	(b)	53,212
Goodwill	34,200	—	9,108	(b)	43,308
Other assets	5,856	66	(50)		5,872

Total assets	$220,615	$2,484	$(2,247)		$220,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,527	$171	$—		$22,698
Deferred revenue	3,267	107	(41)		3,333
Long-term liabilities	8,150	—	—		8,150
Total stockholders’ equity	186,671	2,206	(2,206	) (c)	186,671

Total liabilities and stockholders’ equity	$220,615	$2,484	$(2,247)		$220,852

See accompanying notes to the unaudited combined condensed pro forma balance sheet.

DealerTrack Holdings, Inc. and Subsidiaries
NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET
(dollars in thousands, except where noted otherwise)
1.	Derived from the audited consolidated balance sheet of DealerTrack and the audited consolidated balance sheet of Global Fax, in each case, as of December 31, 2005.
2.	The adjustments in this column reflect the acquisition of substantially all the assets and certain liabilities of Global Fax. The purchase price was approximately $24.1 million in cash (including estimated direct acquisition costs of approximately $0.3 million):

(a)	The components of pro forma adjustment (a) are as follows:
	Cash utilized in connection with the acquisition	$(24,100)
	Purchase accounting adjustments to remove cash not acquired	(867)

	Total of adjustment (a)	$(24,967)

(b)	Pro forma adjustment (b) represents a preliminary allocation of purchase price to acquired identifiable intangibles and goodwill. The final allocation may be materially different from the preliminary allocation.

(c)	Pro forma adjustment (c) represents the elimination of the Global Fax historical equity as we acquired substantially all the assets and assumed certain liabilities of this entity.

DealerTrack Holdings, Inc. and Subsidiaries
UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(dollars in thousands, except per share and share amounts)

	DealerTrack		Pro Forma

	Holdings, Inc.(1)	Global Fax	Acquisition
	and Subsidiaries	L.L.C.(1)	Adjustments (2)		Combined
Net revenue	$120,219	$8,196	$—		$128,415

Cost of revenue	50,132	3,740	2,732	(3)	56,604
Product development	5,566	—	—		5,566
Selling, general and administrative	54,690	2,176			56,866
Interest and other (expense) income	(1,303)	20	—		(1,283)

Income before provision for income taxes	8,528	2,300	(2,732)		8,096
Provision for income taxes	(4,060)	—	182	(4)	(3,878)

Net income	$4,468	$2,300	$(2,550)		$4,218

Basic net income per share applicable to common stockholders	$0.17				$0.16
Weighted average shares outstanding	2,290,439				2,290,439
Diluted net income per share applicable to common stockholders	$0.12				$0.12
Weighted average shares outstanding assuming dilution	3,188,180				3,188,180
See accompanying notes to the unaudited combined condensed pro forma statement of operations.

DealerTrack Holdings, Inc. and Subsidiaries
NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA
STATEMENT OF OPERATIONS
(dollars in thousands, expect where noted otherwise)
1.	Derived from the audited consolidated statement of operations of DealerTrack and Global Fax for the year ended December 31, 2005.

2.	On May 3, 2006, we acquired substantially all the assets and certain liabilities of Global Fax. The aggregate purchase price was $24.1 million in cash (including direct estimated acquisition costs of approximately $0.3 million) plus up to $2.4 million of additional cash consideration to be paid out upon the achievement of certain revenue targets for 2006. The additional purchase consideration, if any, will be recorded as additional goodwill in our consolidated balance sheet when the contingency is resolved. The Global Fax acquisition was recorded under the purchase method of accounting, resulting in the total purchase price being allocated to the assets acquired and liabilities assumed according to their estimated fair market values at the date of acquisition as follows:

Current assets	$884
Property and equipment	667
Other assets	16
Intangible assets (preliminary allocation)	13,662
Goodwill (preliminary allocation)	9,108

Total assets acquired	24,337
Total liabilities assumed	(237)

Net assets acquired	$24,100

For purposes of this pro forma presentation, $13.7 million of the excess purchase price has been preliminary allocated to identifiable intangibles with an average useful life of five years. This preliminary allocation methodology was based on our experience with previous acquisitions and our knowledge of the assets acquired. We anticipate that these identifiable intangibles will include customer contracts, technology and non-compete agreements. However, we are completing a fair value assessment, which is expected to be completed during the third quarter of 2006, of all the acquired assets, liabilities and identifiable intangibles. At the conclusion of that assessment, the purchase price will be allocated accordingly. The final allocation may be materially different from the preliminary allocation. For example, for every 5% of the excess purchase price that our final assessment allocates additional identifiable intangible rather than goodwill, amortization expense will increase approximately $0.2 million per annum. In addition, for every one year that the average useful life of the identifiable intangibles is less than the average five year estimate that was utilized in this preliminary assessment, our amortization expense will increase by approximately $0.7 million per annum. Conversely, for every one year that the average useful life of the identifiable intangibles exceeds the average five year estimate used for the purposes of the preliminary assessment, our amortization expense will be reduced by approximately $0.5 million per annum.

3.	Pro forma adjustment (3) is to record amortization expense on the preliminarily allocated identifiable intangible assets as if the acquisition occurred on January 1, 2005. Based on the class of assets acquired, we are estimating an average useful life of five years.

4.	Pro forma adjustment (4) is to record a net tax benefit related to the additional Global Fax income acquired and amortization expense recorded as an acquisition adjustment. These adjustments assume a 42% effective tax rate.